Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Craig M. Koven	August 4, 2008
Communications Manager
(800) CELADON Ext. 7041
(317) 972-7041 Direct
(317) 408-4859 Mobile
ckoven@celadongroup.com

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS

INDIANAPOLIS – Celadon Group Inc. (Nasdaq: CLDN) today reported its financial and operating results for the three months and fiscal year ended June 30, 2008, the fourth fiscal quarter of the company’s fiscal year ending June 30, 2008.

For the quarter, revenue increased 17.4% to $154.6 million in the 2008 quarter from $131.7 million in the 2007 quarter. Freight revenue, which excludes fuel surcharges, was up 3.5% to $116.7 million in the 2008 quarter from $112.7 million in the 2007 quarter. Pre-tax income decreased to $4.4 million in the 2008 quarter from $8.3 million for the same quarter last year. Earnings per diluted share decreased to $0.10 in the 2008 quarter from $0.22 for the same quarter last year.

For the fiscal year ended June 30, 2008, revenue increased 12.6% to $565.9 million in 2008 from $502.7 million for the same period last year. Freight revenue was up 5.7% to $457.5 million in 2008 from $433.0 million for the same period last year. Net income decreased 70.4% to $6.6 million in 2008 from $22.3 million for the same period last year. Earnings per diluted share decreased to $0.29 from $0.94 the same period last year.

Chairman and CEO Steve Russell commented, "The June quarter results showed marked improvement in operating metrics. Average miles per week per tractor was the best since December 2006, and up about two percent from June 2007. Deadhead miles, at 9.7 percent of total miles, compared to 10.5 percent in the June 2007 quarter, and was the lowest since the September 2006 quarter. Although down by 2.1 cents from the comparable quarter last year, the average rate per loaded mile increased from the March 2007 quarter by close to one cent per mile. Revenue per tractor per week was the highest since the December 2006 quarter.

"We are clearly seeing the results of a meaningful reduction in capacity in the truckload industry. The shrinking of capacity is the result of a substantial number of fleet failures, reductions in the number of trucks run by many larger fleets, and the export of relatively young Class 8 tractors to eastern Europe and elsewhere, and fewer new tractors being built. Although overall freight demand is perhaps up slightly, the impact of the reduction in supply has led to a firming of rates and volumes per available truck. Unless there is a meaningful decline in freight demand, we expect rate increase opportunities will continue.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At June 30, 2008, we had $143.9 million of stockholders' equity and $102.5 million of total borrowing. Since June 30, 2007, borrowing increased only $7.8 million despite the purchase of 420 new tractors and repurchase of approximately two million shares of our stock.”

Conference Call Information

An investor conference call is scheduled for Tuesday, August 5, at 10:00 a.m. EDT. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-383-8008 (international calls 617-597-3341) pin number 59904049 a few minutes prior to the start time. A replay will be available through October 5 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 37096380.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2008 and 2007
(Dollars in thousands)

ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$2,325	$1,190
Trade receivables, net of allowance for doubtful accounts of $1,194 and $1,176 in 2008 and 2007, respectively	69,513	59,387
Prepaid expenses and other current assets	16,697	10,616
Tires in service	3,765	3,012
Equipment held for resale	---	11,154
Income tax receivable	5,846	1,526
Deferred income taxes	3,035	2,021
Total current assets	101,181	88,906
Property and equipment	270,832	240,898
Less accumulated depreciation and amortization	64,633	44,553
Net property and equipment	206,199	196,345
Tires in service	1,483	1,449
Goodwill	19,137	19,137
Other assets	1,335	1,076
Total assets	$329,335	$306,913

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,910	$7,959
Accrued salaries and benefits	11,358	11,779
Accrued insurance and claims	9,086	6,274
Accrued fuel expense	12,170	6,425
Other accrued expenses	11,916	12,157
Current maturities of long-term debt	8,290	10,736
Current maturities of capital lease obligations	6,454	6,228
Total current liabilities	66,184	61,558
Long-term debt, net of current maturities	45,645	28,886
Capital lease obligations, net of current maturities	42,117	48,792
Deferred income taxes	31,512	20,332
Minority interest	25	25
Stockholders’ equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued and outstanding 23,704,046 and 23,581,245 shares at June 30, 2008 and 2007, respectively	782	778
Treasury stock at cost; 1,832,386 and 0 shares at June 30, 2008 and 2007, respectively	(12,633)	---
Additional paid-in capital	95,173	93,582
Retained earnings	60,881	54,345
Accumulated other comprehensive loss	(351)	(1,385)
Total stockholders’ equity	143,852	147,320
Total liabilities and stockholders’ equity	$329,335	$306,913

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended June 30,		For the fiscal year ended June 30,
	2008	2007	2008	2007
Revenue:
Freight revenue	$116,704	$112,731	$457,482	$433,012
Fuel surcharges	37,914	18,964	108,413	69,680
	154,618	131,695	565,895	502,692

Operating expenses:
Salaries, wages, and employee benefits	42,463	37,287	159,859	144,845
Fuel	50,645	31,331	163,111	116,251
Operations and maintenance	9,780	8,726	37,213	32,299
Insurance and claims	3,823	2,225	15,527	13,054
Depreciation and amortization	9,431	7,718	33,264	21,880
Revenue equipment rentals	5,571	6,600	25,596	31,900
Purchased transportation	19,278	20,640	82,205	73,699
Costs of products and services sold	1,544	1,619	6,406	6,961
Communications and utilities	1,332	1,288	5,117	4,838
Operating taxes and licenses	2,394	2,244	9,112	8,629
General and other operating	2,686	2,155	9,687	8,236
Total operating expenses	148,947	121,833	547,097	462,592

Operating income	5,671	9,862	18,798	40,100

Other (income) expense:
Interest income	(4)	(5)	(106)	(21)
Interest expense	1,251	1,474	5,028	3,532
Other (income) expense, net	41	70	193	109
Income before income taxes	4,383	8,323	13,683	36,480
Provision for income taxes	2,220	3,178	7,147	14,228
Net income	$2,163	$5,145	$6,536	$22,252

Earnings per common share:
Diluted earnings per share	$0.10	$0.22	$0.29	$0.94
Basic earnings per share	$0.10	$0.22	$0.29	$0.96
Average shares outstanding:
Diluted	21,913	23,820	22,617	23,697
Basic	21,689	23,407	22,378	23,252

Key Operating Statistics

	For the three months ended June 30, 2008	For the three months ended June 30, 2007
Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile (*)	$1.506	$1.527
Average revenue per total mile (*)	$1.360	$1.367
Avg. revenue per tractor per week (*)	$2,805	$2,762
Average miles per tractor per week	2,063	2,021
Average tractors (**)	2,675	2,624
Tractors at end of period (***)	2,929	3,016
Trailers at end of period (***)	8,932	7,843
Operating Ratio (*)	95.1%	91.3%

*	Excluding fuel surcharges.
**	Excludes tractors operated by our Mexican subsidiary, Jaguar.
***	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Form 8-K